Exhibit 10.28

June 23, 2009	OFFER OF EMPLOYMENT

Ms. Jillian Mansolf xxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxx

Dear Jillian;

Overland Storage, Inc. would like to extend the following offer of employment:

Position:	Vice President, Worldwide Sales and Marketing

Location:	Milpitas Office, 698 Gibraltar Court, Milpitas, CA 95035 and Corporate Office, 4820 Overland Ave, San Diego, CA 92123

Reports to:	Eric Kelly, Chief Executive Officer

Compensation:	$9,153.85 gross bi-weekly base wages, which is equal to $238,000 annually. You are also eligible for quarterly commission earnings of $25,500 at 100% of quota. Commissions are paid on the last pay period of each month and are guaranteed for the first 90 days of employment. This total compensation package is equal to $340,000 annually, (70/30 split).

Stock Options:	Subject to the approval of the Overland Storage, Inc. Board of Directors at their next regularly scheduled meeting, you will be granted an option to purchase 120,000 shares of Overland common stock. The option will be priced at the closing market price on the date of grant and will contain special vesting provisions which provide for full vesting over a 12-month period on a ratable basis at the end of each month and with a 6-year life. Additionally, the option will contain language that will result in full vesting in the event of a change of control of Overland.

Termination Clause:	If you are terminated without cause Overland agrees to provide severance in the amount of six (6) months base pay plus earned commissions, and twelve (12) months medical COBRA coverage.

Jillian Mansolf

Offer of Employment

June 23, 2009

Change of Control:	You will be offered an executive Retention Agreement under which you will be entitled to receive severance in a lump-sum amount equal to twelve (12) months base salary plus earned commission and twelve (12) months medical COBRA coverage in the event you are terminated for a reason other than Cause within two (2) years of a Change of Control of the Company.

At Overland we strive to maintain a safe, drug-free work environment conducive to effective business operations. We require that our personnel and operating practices be consistent with the highest standards of health and safety. To meet these objectives, Overland requires successful completion of a drug screen test as a condition of employment. Please contact Human Resources and they will set up your appointment.

Your Overland benefits will be effective on the 1st day of the month following your start date. Overland is committed to making available excellent benefit programs and family services that respond to the needs of our employees. We believe we offer a flexible and competitive package. You will meet with our Human Resources Department upon your arrival so that they can explain your new benefits and sign you up for coverage.

The Immigration Reform and Control Act of 1986 requires employers to provide verification of a new employee’s identity and employment eligibility on their first day of employment. It is necessary, therefore, that you complete the US Government and Employment Eligibility Verification Form (I-9) and provide documentation to verify your identity and employment eligibility. In order to begin your employment with us, and as part of our normal process, please bring your I-9 documents with you on your first day of work.

We greatly look forward to having you join Overland and become a member of our team. However, we recognize that you retain the option, as does Overland, of ending your employment with Overland at any time, with or without notice and with or without cause. As such, your employment with Overland is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

As an Overland employee, you will be asked to continually support our vision by living up to our values of Respect, Innovation, Winning, Customers, and Knowledge. You will learn more about Overland and our values during your new hire orientation and you can learn more prior to your start of employment by visiting our website: www.overlandstorage.com. Please feel free to bring any questions you may have to that discussion.

Jillian Mansolf

Offer of Employment

June 23, 2009

In order to document your acceptance, please countersign this letter no later than close of business Tuesday, June 30, 2009 and return to Veritta Wells, Director of Human Resources via the enclosed return FedEx overnight package. Additionally, we have provided a background check authorization form for your signature. Please return it to Veritta, together with the employment application and this letter.

Jillian, we look forward to you joining the Overland Executive Management Team.

Very truly yours,

/s/ Eric Kelly
Eric Kelly
Chief Executive Officer

Acceptance:	/s/ Jillian Mansolf
Jillian Mansolf

My expected start date is on or before: July 14, 2009

By signing, I understand, acknowledge and agree to the terms of this offer.